AS FILED WITH THE SECURITIES AND EXCHANGE
                           COMMISSION ON JUNE 8, 2001
                                                  Registration Number: 333-XXXXX
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            F2 BROADCAST NETWORK INC.
             (Exact name of registrant as specified in its charter)


           Nevada                                        84-0974303
  ---------------------------                     --------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
  incorporation or organization)


              6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309
               (Address of Principal Executive Offices) (Zip Code)

                            F2 BROADCAST NETWORK INC.
                            COMPENSATION PLAN - 2001F

                           (Full titles of the plans)

                    Howard B. Stern, Chief Executive Officer
                            F2 Broadcast Network Inc.
                           6245 NW 9th Ave, Suite 102
                          Ft. Lauderdale, Florida 33309
                     (Name and address of agent for service)

                                 (954) 736-1800
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            James M. Schneider, Esq.
                                350 East Las Olas
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                               (954) 766-7800 fax




                         CALCULATION OF REGISTRATION FEE

========================== ============================= ===================== ====================== ======================
 Title Of Securities To      Amount To Be Registered       Proposed Maximum      Proposed Maximum           Amount Of
      Be Registered                                       Offering Price Per    Aggregate Offering      Registration Fee
                                                                 Unit                  Price
-------------------------- ----------------------------- --------------------- ---------------------- ----------------------
      Common Stock,                 1,500,000                 $0.38 (2)              $570,000                  $143
     $.008 par value
========================== ============================= ===================== ====================== ======================

(1)  Consists  of  1,500,000   shares   issuable   pursuant  to  the   Company's
     Compensation Plan - 2001F (the "Stock Plan").

(2) The Proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(h) using the average of the high and low reported sales prices of the Company's common stock on the OTC Bulletin Board on June 5, 2001 which is within five business days of the date of filing (June 8, 2001) of this Registration Statement because options and shares have not yet been granted under the Stock Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                   This registration statement relates to two
                             separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, consultants and others of up to 1,500,000 shares of common stock pursuant to our Compensation Plan - 2001F (the "Stock Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933.

                                   PROSPECTUS

Item 1.  Plan Information

                             STOCK PLAN INFORMATION

     We established the Stock Plan effective June 6, 2001 to provide us with flexibility and to conserve our cash resources in compensating certain of our technical, administrative and professional employees and consultants and to supplement prior stock option plans. The issuance of shares under the Stock Plan is restricted to persons and firms who are closely-related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business. The Stock Plan authorizes us to issue up to 1,500,000 shares of our common stock. Shares must be issued only for bona fide services and may not be issued under the Stock Plan for services in connection with the offer and sale of securities in a capital-raising or capital promoting transaction. Shares are awarded under the Stock Plan pursuant to individually negotiated compensation contracts as determined and/or approved by the Stock Plan committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of shares that may be awarded under the Stock Plan to a single participant. We anticipate that a substantial portion of the shares to be issued under the Stock Plan will be issued as compensation to our technical consultants, attorneys, and advisors who provide development services in the development and testing of our various products and services.

     The Stock Plan does not require restrictions on the transferability of shares issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board Of Directors deems such restrictions appropriate. The Stock Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Shares awarded under the Stock Plan are intended to be fully taxable to the recipient as earned income.

     We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to the Company at its principal office at 6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309, attention: Chief Executive Officer.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of the common stock issuable under the terms of the Stock Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

     Our principal offices are located at 6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309; telephone (954) 736-1800.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                               REOFFER PROSPECTUS


                            F2 BROADCAST NETWORK INC.
                        1,500,000 Shares Of Common Stock

     This prospectus relates to the transfer of up to 1,500,000 shares of common stock of F2 Broadcast Network Inc. by the selling stockholders identified in this prospectus. The shares will be acquired by the selling stockholders pursuant to grants of stock and options under our Compensation Plan - 2001F (the "Stock Plan").

     The selling stockholders have not entered into any underwriting arrangements. The prices for the shares that may be sold pursuant to this prospectus may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our shares. We will not receive any of the proceeds from the sale of these shares. We may, however, receive proceeds from the exercise, if any, of options to purchase shares of common stock that may be granted under the Stock Plan.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "FTWB". On June 5, 2001, the closing price of the common stock was $0.38 per share.

     Investing in our shares involves certain risks. See the "Risk Factors" section beginning on page 4.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       The date of this prospectus is June 8, 2001.

                                TABLE OF CONTENTS



                                                                  Page


PROSPECTUS SUMMARY                                                 3


RISK FACTORS                                                       4


THE COMPANY                                                        7


PROSPECTIVE SELLING STOCKHOLDERS                                   7


PLAN OF DISTRIBUTION                                               9


LEGAL MATTERS                                                      9


EXPERTS                                                            9


INDEMNIFICATION                                                    9


AVAILABLE INFORMATION                                             10


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                   11

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. In addition to reviewing this summary, you should read this entire prospectus carefully, including the "Risk Factors" section. All Information included in this prospectus, and incorporated by reference into this prospectus, should be considered before investing in the common stock.

The Company

     On December 15, 1997, we changed our state of incorporation from Colorado to Nevada and changed our name to First Entertainment Holding Corp. We were originally incorporated under the laws of Colorado on January 17, 1985. On December 27, 2000, our stockholders approved a name change from "First Entertainment Holding Corp." to "F2 Broadcast Network Inc." On that date the stockholders also approved increasing our authorized common stock to 250,000,000 shares. The name change and increased capitalization became effective January 4, 2001, when we filed Articles Of Amendment to the Company's Articles Of Incorporation with the Nevada Secretary Of State.

     The name change was undertaken so that the new name matched the new focus for our Company. Beginning in late 2000, we have focused on attempting to create a new Internet video production package that may enable businesses to affordably showcase products, services, sports and entertainment events over the Internet. It is intended that this video production package, which is the current primary focus of the Company, will utilize high-speed broadband streaming technology including, potentially, satellite bandwidth transmission technologies to deliver company-created video products over the Internet. Our website is located at www.F2Network.com.

     In December 2000, we entered into a letter of intent to sell all the assets related to our radio business to Legend Communications of Wyoming, LLC. ("Legend"). These assets include the Gillette, Wyoming radio station and all the tangible and intangible assets related to that station. Subject to entering into a definitive agreement and other conditions, Legend has agreed to pay approximately $1,300,000 in cash and a 5-year note receivable for $557,000, payable in quarterly installments of $25,000, for these assets. The purchase price will be reduced by the amount of liens, mortgages and other encumbrances against the radio station. On April 6, 2001, an Asset Purchase Agreement was executed by Legend and Quality Communications, Inc. On June 1, 2001 the Federal Communications Commission granted its approval. The sale is now in a 45 day public comment period.

     In December 2000, we entered into a letter of intent to sell all the stock and assets related to our live entertainment operations to an entity to be owned by the manager of the comedy club and one of the Company's contract consultants. These assets include the 80% of the outstanding stock of First Films, Inc. owned by the Company and all the tangible and intangible assets related to Comedy Works, Inc. and Comedy Core, Inc. Comedy Works, Inc. and Comedy Core, Inc. are wholly-owned by First Films, Inc. Subject to entering into a definitive agreement and other conditions, the purchasers have agreed to pay approximately $300,000 in cash for these assets and will assume all of the outstanding debt and obligations related to these assets. Although we are working with the purchasers to reach a definitive agreement, there is no assurance that a definitive agreement will be reached or that the transaction will be completed.

     We are  selling  these  assets to obtain  working  capital to pay  existing obligations and to concentrate on our core competency: Internet video production, hosting and delivery. It is our intention to use the net proceeds from the sale of the Company's Radio and Live Entertainment assets to pay outstanding debt obligations, to satisfy liens filed by the Internal Revenue Service ("IRS") in the amount of $291,893 and additional amounts due the IRS for which liens have not yet been filed, and to pay substantially all of the Company's current and past due accounts payable. Any remaining proceeds will be used to fund the Company's new Internet video production, hosting and delivery model.

         At the present time, we need additional funding to execute our Internet video production business plan.

     On December 27, 2000, at a meeting duly called for the purpose, the holders of a majority of the issued and outstanding shares of the Company's common stock entitled to vote on the matter approved a reverse stock split of the Company's issued and outstanding common stock in a range of 1 for 10, the ratio and effective time of which was to be determined by the Board of Directors in their discretion.

     On May 8, 2001, the Board of Directors unanimously adopted a resolution setting May 29, 2001 as the record date (the "First Record Date") to effect the 1 for 10 reverse stock split as approved by the Company's shareholders on December 27, 2000. Any fractional share which would otherwise be issuable upon such reverse split shall be rounded up to the next whole share.

     On May 8, 2001, the Board of Directors, pursuant to the authority granted it under Section 78.207 of the Nevada Revised Statutes, unanimously adopted a resolution setting May 29, 2001 as the record date (the "Second Record Date") to effect a decrease in the number of authorized common shares at the rate of 1 for 20 and to correspondingly effect a decrease in the number of issued and outstanding shares of common stock at the rate of 1 for 20. Any fractional share which would otherwise be issuable upon such reverse split shall be rounded up to the next whole share.

     On May 31, 2001, our trading symbol was changed from "FBNI" to "FTWB" as a result of this reverse stock split.

The Offering

     The selling stockholders may sell a total of up to 1,500,000 shares of common stock. The selling stockholders pursuant to our Stock Plan will acquire the shares.

     The shares may be sold at market prices or other negotiated prices. The selling stockholders have not entered into any underwriting arrangements for the sale of the shares.

     We will not receive any proceeds from the sale of common stock by the selling stockholders. If the options are issued to the selling stockholders and subsequently exercised, we will use the proceeds from those exercises for general and administrative expenses and working capital.

Name Change and Increased Capitalization

     On December 27, 2000, our stockholders approved changing the name of our company from "First Entertainment Holding Corp." to "F2 Broadcast Network Inc." On that date the stockholders also approved increasing our authorized common stock to 250,000,000 shares. The name change and increased capitalization became effective January 4, 2001, when we filed Articles Of Amendment to our Articles Of Incorporation with the Nevada Secretary Of State.

Company Offices

     Our offices are located at 6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309; telephone (954) 736-1800.

                                  RISK FACTORS

PROSPECTIVE  INVESTORS  SHOULD  CAREFULLY  CONSIDER,  TOGETHER  WITH  THE  OTHER
INFORMATION  IN  THIS   PROSPECTUS  OR   INCORPORATED  BY  REFERENCE  INTO  THIS
PROSPECTUS, THE FOLLOWING FACTORS THAT AFFECT US.

Our auditor's report contains a "going concern" qualification.

     The independent certified public accountants' report on our financial statements contains an explanatory paragraph, which, in general, indicates that we have suffered recurring losses from operations, have a working capital deficiency and have defaulted on a substantial portion of our debt. These conditions raise substantial doubt about our ability to continue in business. Our plans to address this issue include selling certain of its assets, continued attempts at equity financing in the U.S. and/or international markets, restructuring of its debt obligations, and/or undertaking mergers or acquisitions to improve market share or operational synergies and improving efficiency of operations. On April 7, 2001, the Company signed a definitive agreement to sell all of its radio station assets that will net in cash receipts (after payment of related debt) of approximately $800,000, and a note receivable of $557,000. The Company has also signed a letter of intent to sell all of its live entertainment net assets, which should result in cash proceeds to the Company of approximately $300,000. It is the Company's intention to use the net proceeds from the sale of the Company's radio station and live entertainment assets to pay outstanding debt obligations, the IRS lien amounts, and substantially all of the Company's current and past due accounts payable. Any remaining proceeds will be used to fund the Company's new Internet video production, hosting and delivery model selling assets to generate funds to pay indebtedness, obtaining additional financing, and/or extending our existing debt obligations, and/or obtaining additional equity capital and ultimately achieving profitable operations. There is no assurance that we will be successful in these plans. The financial statements do not include any adjustments that might result from the going concern uncertainties.

The multimedia entertainment business is speculative in nature.

     Profits,  if any,  from the  businesses  in which we  currently  engage are dependent on widespread public acceptance of, and interest in, each creative project undertaken by our various segments. Audience appeal depends upon factors that cannot be ascertained reliably in advance and over which we may have no control, including, among other things, unpredictable critical review, positioning in the market and changeable public tastes. Due to factors such as the unpredictability of audience appeal, many of our completed projects may fail to generate sufficient revenues to recover their costs of acquisition, development, production and distribution. We may not recoup all or any portion of our investment in a particular project, and cannot guarantee that any project will yield us profits. In addition, if the sale of our Gillette, Wyoming radio station and of our interest in a Denver, Colorado comedy club are completed as described below in "The Company", we no longer will have any revenues or cash flow resulting from the operation of those assets. All revenue and cash flow, if any, will be dependent upon the success of our existing and contemplated Internet video production operations. To date, negligible revenues and cash flows have resulted from our video production operations, and no profits are attributable to those operations.

The inability to protect our property rights could hurt our business.

     In the past we have developed our own Internet content and products and have entered into license agreements with respect to other Internet products. We currently are focusing on video production for sale to our customers for streaming over the Internet. In carrying out our current operations, we also utilize technology that we license from others. We cannot guarantee that these license rights will provide us with significant protection from competitors. Property rights protection generally is uncertain, and involves complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in connection with such property rights protection. Therefore, we cannot assure that any rights licensed to us will afford protection against competitors with similar technologies and that we will have the financial resources necessary to enforce our property rights.

     In addition, even though we have licenses, under the terms of our license agreements, we generally are responsible for protecting the intellectual property rights subject to these agreements. Challenges may be instituted by third parties as to the validity, enforceability and infringement of the rights. The out of pocket costs, as well as the lost time of management, associated with litigation to defend any challenge to uphold the validity and enforceability and prevent infringement of our licensed rights can be substantial. We may also be required to obtain additional licenses from others if we determine to refine existing property and to develop and market new products. We may not be able to obtain any such licenses on commercially reasonable terms or at all. In addition, there is no assurance that the rights granted pursuant to any licenses will be valid and enforceable. As a result of these possible factors, we may incur substantial expenses to protect property rights. This would result in increased losses or reduced profits and also distract management from pursuing more productive activities for us.

We need additional funding to sustain our operations.

     In order to continue to pursue our business plans fully, we will need additional funding. We do not have a steady source of revenue to provide funding to sustain operations. The availability of a reliable source of sufficient revenue to sustain our operations is beyond our control. As described below in "The Company", in order to obtain funds to further our evolving Internet video production business we are currently negotiating to sell our Gillette, Wyoming radio station holdings and our interest in a Denver, Colorado comedy club. However, there is no assurance that the sale of these assets will be successfully completed. If we do not obtain additional funding, we may have to cut back or cease our businesses, leading to additional losses and decreased stock prices.

Intense competition could adversely impact our business.

     We currently compete in the areas of radio broadcasting, comedy club operation and Internet video production businesses with other companies. Many of our competitors have substantially larger financial and other resources than us. From time to time, there may be competition for, and shortage of, broadcasting talent and comedians, and qualified production personnel and computer technicians. We may therefore not be able to attract the best available talent required to develop our businesses. This competition and these shortages could lead to an increase in costs that could adversely affect us by increasing losses or reducing profits. We also compete with other companies for advertising on our radio station. All of these factors could lead to our incurring higher costs and receiving lower revenues so that our losses increase.

     The Internet-related video production business in which we operate and intend to operate is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other companies implement new technologies before us, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We cannot ascertain that we will be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. This could attract our customers to competitors, reducing our revenues. The possibility of increased costs to keep up with technological advancements and reduced revenues if customers depart would lead to increased losses or reduced profits.

Pending Sale of Revenue Producing Assets.

     We have signed a letter of intent to sell our Live Entertainment and Radio Divisions which are a large part of our current revenues. This will leave the Internet Division which has not yet produced sufficient revenues to sustain operations.

Limited liquidity in our common stock makes resales difficult.

     There may be no ready market for our shares and an investor cannot expect to liquidate his investment regardless of the necessity of doing so. Historically, there has been an extremely limited public market for our shares. We cannot predict that the market will be sustained or will expand. The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with low priced securities as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral because lenders may require a more liquid form of security.

Penny stock regulations limit the liquidity of our stock.

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the Nasdaq system). If our shares are traded for less than $5 per share, as they currently are, the shares will be subject to the SEC's penny stock rules unless (1) our net tangible assets exceed $9,500,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. We do not meet these requirements. As a result, market transactions in our shares are subject to the penny stock rules. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as our shares are subject to the penny stock rules, the holders of our shares may find it difficult to sell our shares.

Forward-Looking Statements And Associated Risks

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These statements include:

   o    our growth strategies,
   o    our products and planned products,
   o    the need for additional financing,
   o the need for and uncertainty with respect to necessary regulatory clearances, and
   o commercial acceptance of our products and planned products, and our ability to successfully commercialize our products and to achieve profitability in general.

     These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of the factors described in this prospectus, including the "Risk Factors" section. These factors include regulatory, financial, market or general economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire or prove to be accurate.

                                   THE COMPANY

     We were originally incorporated under the laws of Colorado on January 17, 1985. On December 15, 1997, we changed our state of incorporation from Colorado to Nevada and changed our name to First Entertainment Holding Corp. On January 4, 2001, we changed our name to "F2 Broadcast Network Inc."

     Initially, our business consisted of the production of pre-recorded travel guides and special interest videos. In 1987, we entered the radio broadcasting business by acquiring Quality Communications, Inc., a Wyoming corporation pursuant to which we operate the radio segment of our business. In 1992, we acquired a controlling interest in First Films, Inc. ("First Films"), a Colorado corporation, under which our live entertainment operations currently are undertaken and under which our film production activities previously were undertaken. Beginning in 1999, we attempted to develop relationships with Internet content providers, advertisers and gaming companies in an attempt to create an Internet site with links to entertainment and gaming content and to provide Internet site development to other parties. Beginning in November 2000, we have focused on attempting to create a new Internet video production package that may enable businesses to affordably showcase products, services, sports and entertainment events over the Internet. It is intended that this video production package, which is the current primary focus of the Company, will utilize high-speed broadband streaming technology including, potentially, satellite bandwidth transmission technologies to deliver company-created video products over the Internet. We have developed a pricing model for these services that includes streaming, editing, encoding and archiving video content for entertainment, corporate, sports and other events. Our website is located at www.F2Network.com.

     To fund our evolving Internet business model, we need additional funding. We currently intend to obtain this funding by selling our interest in a Denver, Colorado comedy club and our Gillette, Wyoming radio station. We have entered into a letter of intent regarding the sale of our interest in the comedy club and our Quality Communications, Inc. subsidiary has entered into a memorandum of understanding concerning the sale of the radio station. For further information, please refer to the January 8, 2001 Current Report on Form 8-K, which is incorporated into this prospectus by reference. See below, "Incorporation Of Certain Documents By Reference."

     This prospectus relates to the resale of shares which may be acquired by our employees or consultants pursuant to the Stock Plan, or that may be acquired by employees or consultants upon exercise of options that may be granted under the Stock Plan.

                        PROSPECTIVE SELLING STOCKHOLDERS

     There are an aggregate of 1,500,000 shares of common stock reserved for issuance under the Stock Plan. The shares are covered by a registration statement on Form S-8 that we filed with the SEC on the date of this prospectus. This prospectus is a part of that registration statement.

     As of the date of this prospectus, no shares or options have been granted pursuant to the Stock Plan. This prospectus covers the resale of up to 500,000 shares that may be issued in the future to our directors and officers through grants under the Stock Plan and upon the exercise of options granted under the Stock Plan.

     On June 1, 2001, a total of 1,232,285 shares of our common stock were issued and outstanding. The following table sets forth the name and position of each prospective selling stockholder, each of whom is a director or executive officer of our Company; the number of shares of common stock owned as of the date of this prospectus, including shares which may be acquired pursuant to the exercise of outstanding options; the number of shares covered by this prospectus; and the number of shares and the percentage of all outstanding shares owned assuming the sale of all the shares covered by this prospectus.

                                                                                  Shares            Percentage
                                                Shares          Owned             Owned             Of Class
                                                Prior To        Shares            After             After
Name                        Position            Offering        Offered           Offering          Offering
------------------------------------------------------------------------------------------------------------
Doug Olson                 Director              39,960          120,000         159,960          4.3%
                                               (1)(2)(3)

Howard Stern               Chief Executive       80,854          120,000         200,854          8.7%
                           Officer, President, (1)(2)(3)
                           Secretary,
                           Treasurer and
                           Director

*Less than one percent.

(1) "Beneficial Ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly, (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes 12,500 shares that may be issued pursuant to the Stock Plan as payment of compensation.

(3) Includes 12,500 shares authorized to be issued to the named securityholder pursuant to the 2000 Management Compensation Plan described below in footnote (4), "Cancellation And Reissuance Of Options In September 2000." Assumes that the named security holder exchanges all options granted pursuant to the 2000 Management Compensation Plan held by him on the date each threshold regarding the last sales price of the common stock is reached for twice as many options exercisable at the higher price. As described below in footnote (4), "Cancellation And Reissuance Of Options In September 2000", only 25 percent of options granted pursuant to the Management Compensation Plan are exercisable on the date of grant. Therefore, the figure in the table above includes 6,250 shares issuable upon the exercise of options to purchase up to 6,250 shares of common stock until September 15, 2005, which number of options represents 25 percent of the total number of options which, if required to be issued to the named security holder within the next 60 days pursuant to the exchange provisions of the Management Compensation Plan, will be exercisable on the date of grant. See footnote (4), below, entitled "Cancellation And Reissuance Of Options In September 2000".

(4)  Cancellation And Reissuance Of Options In September 2000

     On September 15, 2000, our Board of Directors enacted the 2000 Management Compensation Plan to compensate directors, officers and consultants and to provide incentives for those persons in acting on behalf of the Company. In order to participate in the Management Compensation Plan, officers and consultants were required to relinquish any options previously granted to them. Options to purchase common stock have been issued pursuant to the Management Compensation Plan, and shares of common stock were authorized to be issued, to the following persons in the respective amounts indicated:


      Recipient            Shares To Be Issued          Initial Options Granted
      -------------------------------------------------------------------------
      Howard Stern               12,500                             6,250
      Douglas Olson              12,500                             6,250
      Michael Marsowicz          12,500                             6,250
      Duane Knight                5,000                             2,500
      Ronald Ratner               5,000                             2,500
      Robert Fuchs                2,500                             1,250
      -------------------------------------------------------------------
                                 50,000                            25,000

     All recipients of shares and options under the Management Compensation Plan were officers and employees at the time of grant except for Mr. Knight, a consultant providing accounting and administrative services. The options are exercisable at a price of $16 per share until September 15, 2005. The closing sales price for the common stock on September 15, 2000 was $16. The options are exercisable 25% immediately and 25% on each of the first three anniversaries of the date of grant provided that the recipient continues to be a director, officer, employee or consultant at that respective time. In addition, the options provide that when the last sales price for the common stock is at least $16 per share for three consecutive trading days, the option holder may elect to exchange each option exercisable at $16 per share for two options exercisable at $16 per share. Similarly, the option holder may exchange each of his options for two options to purchase one share of common stock each at $32 per share at such time as the last sales price for the common stock is at least $32 per share for three consecutive trading days. If these price levels are attained and if all the recipients of the initial options to purchase 2,500 shares of common stock elect to exchange them for options exercisable at each of the higher prices, options to purchase a total of 100,000 shares would be outstanding at an exercise price of $32 per share.


                              PLAN OF DISTRIBUTION

     The 1,500,000 shares covered by this prospectus will be offered, if at all, by certain of our stockholders, and not by us. If any of these shares are sold by a prospective selling stockholder, they will be sold on behalf of that person and we anticipate that the shares may be offered pursuant to direct sales to private persons and in open market transactions. The prospective selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the prospective selling stockholders. The prospective selling stockholders have not informed us of any agreements with brokers to sell any or all of the shares which may be offered hereby.

                                  LEGAL MATTERS

     Atlas Pearlman, P.A. Ft. Lauderdale, Florida, has acted as our counsel in connection with this offering and has rendered an opinion concerning the validity of our shares offered by this prospectus.

                                     EXPERTS

     The audited financial statements appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by Gordon, Hughes & Banks, LLP, independent certified public accountants. These financial statements are incorporated into this prospectus by reference in reliance upon the report of the accountants included with the financial statements and up on the authority of the accountants as experts in auditing and accounting.

                                 INDEMNIFICATION

     Section 78.7502(3) of the Nevada General Corporation Law (the "Nevada Code") provides for mandatory indemnification by a corporation of expenses, including attorneys' fees, incurred by a director or officer in connection with any proceeding brought by reason of his position as a director or officer, so long as he was successful, on the merits or otherwise, in defense of a proceeding.

     In addition, Section 78.7502(1) of the Nevada Code permits a corporation to indemnify a person who is party to a proceeding or threatened proceeding, other than an action by or in the right of the corporation (a "Derivative Action"), because of his status as a director, officer, employee or agent of a corporation if "he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     In a Derivative Action or threatened Derivative Action, Section 78.7502(2) of the Nevada Code permits indemnification if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is allowed if the person is ultimately adjudged to be liable to the corporation unless a court of competent jurisdiction rules that, in view of the facts and circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     Our articles of incorporation provide that directors and officers shall be indemnified to the full extent permitted by the Nevada Code. Our bylaws provide that no director or officer shall be liable to us for his acts or omissions resulting in a loss to us, except in cases where the act or omission resulted from his willful misconduct, willful neglect or gross negligence. The bylaws also provide that we may purchase and maintain liability insurance on behalf of any director, officer, employee or agent regardless of whether he may be indemnified pursuant to other provisions of the bylaws.

                              AVAILABLE INFORMATION

     This prospectus is part of the Registration Statement on Form S-8, together with all amendments and exhibits, under the Securities Act of 1933 that we filed with the SEC. The Registration Statement contains information that is not included in this prospectus.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or document filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit is qualified in all respects by reference to the copy of the document filed as an exhibit. For further information with respect to our business, please refer to the registration statement.

     In accordance with the requirements of the Securities Exchange Act of 1934, as amended, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the Public Reference Room maintained by the SEC at the following addresses:

o        450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
o        500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
o        7 World Trade Center, New York, New York 10048

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, materials we file electronically with the SEC are available at the SEC's Internet web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 0-15435) pursuant to the Exchange Act are incorporated herein by reference:

     o    Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

     o Our Current Reports on Form 8-K filed with the SEC on each of June 5, 2001, June 6, 2001, February 23, 2001, January 22, 2001, January 8,
          2001,  December  28,  2000,  December  21,  2000,  November  7,  2000,
          September 18, 2000 and August 24, 2000;

     o The description of our common stock contained in our registration statement on Form 8-A/1A as filed with the SEC on February 26, 2001; and

     o    All documents filed by us pursuant to Sections 13(a),  13(c), 14 or 15
          (d) of the Exchange Act subsequent to the date of this  prospectus and prior to the termination of the offering made hereby. Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement is modified or replaced by a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Howard B. Stern, Chief Executive Officer, F2Broadcast Network Inc., 6245 NW 9th Ave, Suite 102, Ft. Lauderdale, Florida 33309, telephone (954) 736-1200.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

     The documents listed in (i) through (iv) below are incorporated by reference in the registration statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of the filing of such documents.

         (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000;

         (ii) on Form 8-K filed with the SEC on each of June 5, 2001, June 6, 2001, February 23, 2001, February 1, 2001, January 22,
                  2001, January 8, 2001,December 28, 2000, December 21, 2000,
                  November 7, 2000, September18, 2000 and August 24, 2000;

         (iii) the description of the Company's common stock contained in the Company's registration statement on Form 8-A/1A as filed with the SEC on February 26, 2001; and

         (iv) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

Item 4. Description Of Securities.

     Not Applicable.

Item 5. Interest Of Named Experts And Counsel.

     Not Applicable.

Item 6. Indemnification Of Officers And Directors.

     Section 78.7502(3) of the Nevada General Corporation Law provides for mandatory indemnification by a corporation of expenses, including attorneys' fees, incurred by a director or officer in connection with any proceeding brought by reason of his position as a director or officer, so long as he was successful, on the merits or otherwise, in defense of a proceeding.

     In addition, Section 78.7502(1) of the Nevada Code permits a corporation to indemnify a person who is party to a proceeding or threatened proceeding, other than an action by or in the right of the corporation, because of his status as a director, officer, employee or agent of a corporation if "he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     In a derivative action or threatened derivative action, Section 78.7502(2) of the Nevada Code permits indemnification if the person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is allowed if the person is ultimately adjudged to be liable to the corporation unless a court of competent jurisdiction rules that, in view of the facts and circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The Company's articles of incorporation provide that directors and officers shall be indemnified to the full extent permitted by the Nevada Code. The Company's bylaws provide that no director or officer shall be liable to the Company for his acts or omissions resulting in a loss to the Company, except in cases where the act or omission resulted from his willful misconduct, willful neglect or gross negligence. The bylaws also provide that the Company may purchase and maintain liability insurance on behalf of any director, officer, employee or agent regardless of whether he may be indemnified pursuant to other provisions of the bylaws.

Item 7. Exemption From Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

     4.1  F2 Broadcast  Network Inc.  Compensation  Plan - 2001F,  dated June 6,
          2001.

     5.1 Opinion of Atlas Pearlman, P.A. concerning the legality of the securities being registered.

     23.1 Consent of Atlas Pearlman, P.A. (included in Opinion in Exhibit 5.1).

     23.2 Consent of Gordon, Hughes & Banks, LLP.

     24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signature").

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) to include any material information with respect to he plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 8th day of June 2001.

                                                    F2 BROADCAST NETWORK INC.

                                                /s/ Howard B. Stern
                                                   ----------------------------
                                                    Howard B. Stern, Chairman
                                                    and CEO





                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the registration statement appearing below, hereby constitute and appoint Douglas R. Olson or Howard Stern and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                Title                        Date

/s/ Douglas R. Olson                   Director                    June 7, 2001
-----------------------
Douglas R. Olson

/s/ William Rubin                      Director                    June 7, 2001
----------------------
William Rubin

/s/ Howard Stern                       Principal Executive         June 7, 2001
----------------------                 Officer,
Howard Stern                           Principal Financial
                                       Officer,
                                       Chief Accounting
                                       Officer,
                                       and Director

                                  Exhibit Index


     4.1  F2 Broadcast Network Inc. Compensation Plan-2001F, dated June 6, 2001.

     5.1 Opinion of Altas Pearlman P.A. concerning the legality of the securities being registered.

     23.1 Consent of Altas Pearlman P.A. (included in Opinion in Exhibit 5.1).

     23.2 Consent of Gordon, Hughes & Banks, LLP.

     24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signature").

                                                                     Exhibit 4.1

                            F2 BROADCAST NETWORK INC.
                             COMPENSATION PLAN-2001F

     THIS COMPENSATION PLAN-2001F is adopted this 6th day of June 2001, by F2 BROADCAST NETWORK INC. a Nevada corporation with its principal place of business being located 6245 NW 9th Ave, Suite 102, Ft. Lauderdale, FL 33309.

                                   WITNESSETH:

     WHEREAS, the Board of Directors of F2 BROADCAST NETWORK INC. (the "Company") has determined that it would be to its advantage, and in its best interests, to grant certain consultants and advisors, as well as certain employees, shares of the Company's $.008 par value common stock (the "Common Stock") and/or the opportunity to purchase Common Stock as compensation for their service; and

     WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock and/or granting stock options to individuals described in the preceding paragraph from time to time, although these options are not to be granted pursuant to Section 422A and related sections of the Internal Revenue Code as amended;

     NOW THEREFORE, the Board adopts this as the F2 Broadcast Network Inc. Compensation Plan-2001F (the "Plan").

1.00   EFFECTIVE DATE AND TERMINATION OF PLAN

     The effective date of the Plan is June 6, 2001, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the grant of the final share of Common Stock allocated under the Plan or the final option to purchase shares of Common Stock allocated under the Plan is exercised, or ten years from the date hereof, whichever is earlier, and no options will be granted thereafter pursuant to this Plan.

2.00   ADMINISTRATION OF PLAN

     The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

3.00   ELIGIBILITY TO PARTICIPATE IN THE PLAN

     3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued and/or options are to be granted hereunder and the number of shares to be optioned from time to time to any individual or entity. In determining the eligibility of an individual or entity to receive shares or an option, as well as in determining the number of shares to be issued and/or optioned to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.

     3.02 To be eligible to be selected to receive an option, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary corporation of the Company. The grant of each option shall be confirmed by a Stock Option Agreement which shall be executed by the Company and the optionee as promptly as practicable after such grant. More than one option may be granted to an individual or entity. The shares may, as determined by the Board or its designee, be issued directly to such entities only if such issuance does not violate applicable provisions of federal or state laws, rules or regulations.

     3.03 An option may be granted to any individual or entity eligible hereunder, regardless of his previous stockholdings.

     3.04 The option price (determined as of the time the option is granted) of the stock for which any person may be granted options under this Plan may be increased or reduced by the Board, or its designee, as described in Section 5, below.

4.00   NUMBER OF SHARES SUBJECT TO THE PLAN

     4.01 The Board shall reserve for the purposes of the Plan a total of 1,500,000 of the authorized but unissued shares of common shares of the Company, provided that any shares as to which an option granted under the Plan remains unexercised at the expiration thereof may be the subject of the grant of further options under the Plan within the limits and under the terms set forth in
Article 3.00 hereof.

5.00   PRICE OF COMMON SHARES

     5.01 The initial price per share of Common Stock to be issued directly or by option shall not be less than the Fair Market Value, as of the date of grant the as defined below; however the ultimate price to be received shall be determined by the Fair Market Value of the services rendered. The Company shall issue a sufficient number of shares such that the those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company have received net proceeds from the sale of stock granted to equal the Fair Market Value of services provided.

     For purposes of this Plan, the Fair Market Value as of any date shall be as reasonably determined by the Board or Compensation Committee, as applicable; provided, however, that if there is a public market for the Common Stock, the Fair Market Value of the shares as of any date shall not be less than the last reported sale price for the Common Stock on that date (or on the preceding stock market business day if such date is a Saturday, Sunday, or a holiday), on a national securities exchange, as reported in The Wall Street Journal, or if not reported in The Wall Street Journal, as reported in The Denver Post, Denver, Colorado or, if no last sale price on a national securities exchange is available, then the last reported sale price on either another stock exchange or on a national or local over-the-counter market, as reported by The Wall Street Journal, or if not available there, in The Denver Post or if not available there, by the OTC Bulletin Board; provided further, that if no such published last sale price is available and a published bid price is available from one of those sources, then the Fair Market Value of the shares shall not be less than such last reported bid price for the Common Stock, and if no such published bid price is available, the Fair Market Value of such shares shall not be less than the average of the bid prices quoted as of the close of business on that date by any two independent persons or entities making a market for the Common Stock, such persons or entities to be selected by the Board or Compensation Committee, as applicable.

6.00   SUCCESSIVE OPTIONS

     Any option granted under this Plan to any person may be exercisable at such person's discretion while there is outstanding any other stock option previously granted to such person, whether under this Plan or any other stock option plan of the Company.

7.00   PERIOD AND EXERCISE OF OPTION

     7.01 Options granted under this Plan shall expire on the first to occur of the following dates whether or not exercisable on such dates: (i) five (5) years from the date the option is initially granted; (ii) six (6) months from the date the person ceases employment due to permanent and total disability; (iii) the date of termination of employment for reasons other than retirement, permanent and total disability or death, unless the Board determines, in its sole discretion, that it would be in the best interest of the Company to extend the options for a period not to exceed three (3) years; or (iv) three (3) months from the date the employee retires with permission of the Board.

     7.02 Any option granted under this Plan may be immediately exercised by the holder thereof. Such an option may be exercised in whole or in part at the time it becomes exercisable or from time to time thereafter, until the expiration of the option unless the option is terminated pursuant to the provisions of this Plan.

8.00   PAYMENT FOR OPTIONED SHARES

     When a person holding an option granted under this Plan exercises any portion of the option he shall pay the full option price for the shares covered by the exercise of that portion of his option within one month after such exercise. As soon as practicable after the person notifies the Company of the exercise of his option and makes payment of the required option price, the Company shall issue such shares to the person.

9.00   RESTRICTIONS ON TRANSFER

     9.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 9.02, options granted hereunder are exercisable only by the person during his life.

     9.02 If an person dies holding outstanding options issued pursuant to this Plan, his personal representative shall have the right to exercise such options only within one year of the death of the person.

10.00  RECLASSIFICATION, CONSOLIDATION OR MERGER

     If and to the extent that the number of issued shares of Common Stock shall be increased or reduced by change in par value, split-up reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance or an option held by a person and the option price per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance or options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

11.00  DISSOLUTION OR LIQUIDATION

     Upon the dissolution or liquidation of the Company, the options granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any options granted and exercisable hereunder to the full extent not before exercised.

12.00  BINDING EFFECT

     This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

13.00  ADOPTION OF PLAN

     This Plan has been duly adopted by the Board of Directors of the Company on June 6, 2001.

14.00  NOTICES

     Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

                                                    F2 BROADCAST NETWORK INC.



                                                     By  /s/ Howard B. Stern
                                                     ---------------------------
                                                     Howard Stern, Chairman and
                                                     Chief Executive Officer

                                                                     Exhibit 5.1
                              Atlas Pearlman, P.A.
                             350 East Las Olas Blvd.
                                   Suite 1900
                            Ft. Lauderdale, FL 33301

                                 (954) 763-1200

                                  June 7, 2001

F2 Broadcast Network Inc.
6421 Congress Avenue, Suite 115
Boca Raton, Florida 33487

Gentlemen and Ladies:

     We have acted as counsel for F2 Broadcast Network Inc., a Nevada corporation formerly known as First Entertainment Holding Corp. (the "Company"), in connection with preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of the issuance and/or transfer of up to 1,500,000 shares (the "Shares") of the Company's $.008 par value common stock (the "Common Stock") to or by certain stockholders of the Company (the "Stockholders"). These shares may be issued to or acquired by the Stockholders pursuant to grants of stock and options under the Company's Compensation Plan - 2001F (the "Stock Plan").

     We have examined the Articles Of Incorporation and Bylaws of the Company, the record of the Company's corporate proceedings concerning the registration described above, and the Stock Plan. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares, if and when issued as contemplated by the Stock Plan, and as described in the Registration Statement, will have been duly authorized and legally issued, and will upon payment of legal consideration constitute fully paid and non-assessable shares of the Company's Common Stock.

     We hereby consent (a) to all references to this firm in the Registration Statement; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                                                     Very truly yours,

                                                      /s/ Atlas Pearlman, P.A.
                                                          Atlas Pearlman, P.A.

                                                                    Exhibit 23.2

                     CONSENT OF GORDON, HUGHES & BANKS, LLP
                              INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and to the incorporation by reference therein of our report dated April 25, 2001 with respect to the consolidated financial statements of F2 Broadcast Network Inc. (formerly known as First Entertainment Holding Corp.) and Subsidiaries as of December 31, 2000 included in its Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Gordon, Hughes & Banks, LLP
Denver, Colorado

June 7, 2001